Exhibit 16.1

Williams & Webster, P.S.

Bank of America Financial Center

601 W. Riverside, Suite 1940

Spokane, WA 99201-0611

November 1, 2005

Securities and Exchange Commission

450 Fifth Street SW

Washington, DC 20549

Re: SNRG Corporation

File No.: 000-33193

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K of SNRG Corporation formerly known as Texen Oil & Gas, Inc. dated October 25, 2005 and agree with the statements relating only to Williams & Webster, P.S., contained therein.

Our independent auditor’s report on the financial statements of Texen Oil & Gas, Inc. for the period ended December 31, 2004 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with SNRG Corporation, formerly known as Texen Oil & Gas, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington